UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 11, 2009
Date of Report (Date of earliest event reported)
INTUIT INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21180	77-0034661

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
2700 Coast Avenue
Mountain View, CA 94043
(Address of principal executive offices, including zip code)
(650) 944-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Grants of Restricted Stock Units to Executive Officers
On August 11, 2009, Intuit Inc. granted Restricted Stock Units (the “2009 RSUs”) to certain executive officers as part of Intuit’s annual performance review process. Approximately 55% of the 2009 RSUs will be performance-based and will vest in 2012 (or in the case of the CEO, in 2012 and 2014) as to a variable percentage of the underlying shares if, and to the extent that, Intuit achieves specified goals for year-over-year revenue growth and return on invested capital (“ROIC”) for the year ending July 31, 2010. The other 45% of the 2009 RSUs will vest over time as to equal increments in 2011 and 2012 (or in the case of the CEO, in 2012 and 2014). In the aggregate, Intuit issued approximately 123,000 performance-based RSUs and 98,000 time-based RSUs to its most senior executives. These grants have been reported on Forms 4 filed on August 13, 2009.
In addition, the Compensation and Organizational Development Committee of the Board of Directors (the “Committee) has approved amendments to the performance-based RSUs granted to certain executive officers on August 11, 2008 (the “2008 RSUs”) to establish new performance goals for the 2008 RSUs. In light of the economic downturn, Intuit did not achieve its original performance goals for the fiscal year ended July 31, 2009. The Committee determined that it was appropriate and in the best interests of Intuit and its stockholders to amend these performance goals by setting new targets applicable to 2010, thereby providing further incentive to the executive officers to achieve 2010 revenue growth and ROIC goals. As amended, the 2008 RSUs will vest in 2011 (or in the case of the CEO, in 2011 and 2013) as to a variable percentage of the total number of underlying shares if, and to the extent that, Intuit achieves specified goals for year-over-year revenue growth and ROIC for the year ending July 31, 2010. These amendments affected approximately 151,000 RSUs held by Intuit’s most senior executives.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.
10.01 Form of 2009 Performance-Based Restricted Stock Unit Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intuit Inc.
Date: August 17, 2009	By:	/s/ R. Neil Willliams
R. Neil Williams
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.01	Form of 2009 Performance-Based Restricted Stock Unit Agreement